Exhibit 99.1

FIRST                                                                                                                   22 West State Street
KEYSTONE                                                                                                                        Media, PA 19063
FINANCIAL, INC.                                                                                                                   610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES
FOURTH QUARTER AND YEAR-END RESULTS

Media, PA -- (BUSINESS WIRE) -- November 18, 2008 - First Keystone Financial, Inc. (NASDAQ: FKFS), the holding company for First Keystone Bank (the “Bank”), reported today a net loss for the quarter ended September 30, 2008 of $1.7 million, or $0.73 per diluted share, compared to net income of $95,000, or $0.04 per diluted share, for the same period last year.  Net loss for the fiscal year ended September 30, 2008 was $1.0 million, or $0.43 per diluted share, as compared to net income of $465,000, or $0.21 per diluted share, for fiscal 2007. The net loss for the quarter and fiscal year ended September 30, 2008 primarily the result of a $1.7 million (after tax) impairment charge related to certain investment securities

“Like many financial institutions, First Keystone’s results for the fiscal year have been materially impacted by the volatility of the capital and debt markets which has resulted in significant declines in the market valuations of certain of its investment securities. As a result, the Company determined that a portion of the decline in market value was other than temporary and incurred an impairment charge,” said Donald S. Guthrie, Chairman of the Board.”While we are disappointed to report a loss, we are encouraged by the strides that we have made during the past year. The Company has rebuilt its commercial lending infrastructure and enhanced its credit administration and underwriting. As a result, the Company’s loan portfolio consists of solidly performing loans, with non-performing assets amounting to less than 0.5% of the Company’s total assets. Even in light of the challenging economic climate, we were able to increase our interest rate spread and net interest margin. In addition, core earnings are improving, operational expenses are in check and net interest income is up for the year,” added Guthrie.

Net interest income for the three months and year ended September 30, 2008 increased $267,000, or 10.4%, and $245,000, or 2.4%, respectively, as compared to the same periods in 2007.  The increase in net interest income for the three months and year ended September 30, 2008 was primarily the result of a $784,000, or 17.8%, decrease and a $2.2 million, or 12.3%, decrease in interest expense, respectively, as compared to the same periods in 2007. The decreases were primarily due to 73 basis point and 44 basis point decreases in the weighted average rate paid on interest-bearing liabilities for the three months and year ended September 30, 2008, respectively, as compared to the same periods in 2007. The decrease in interest expense for the three months and year ended September 30, 2008 was partially offset by decreases in interest income of $517,000, or 7.4%, and $2.0 million, or 7.1%, as compared to the same periods in 2007 reflecting primarily the effect of 50 basis point and 38 basis point decreases in the weighted average rate earned on interest-earning assets for the three months and year ended September 30, 2008, respectively, as compared to the same periods in 2007.  The Company’s net interest margin increased by 21 basis points in the fourth quarter of fiscal 2008 to 2.44% as compared to 2.23% for the fourth quarter of fiscal 2007. For the year ended September 30, 2008, the Company’s net interest margin increased by 7 basis points to 2.22% as compared to 2.15% for fiscal 2007.

On a linked quarter basis, net interest income increased $240,000, or 9.2% from the third quarter of fiscal 2008.  During the fourth quarter of fiscal 2008 as compared to the third quarter of fiscal 2008, the Company experienced an 8 basis point increase in the yield earned on average interest-earning assets combined with a 22 basis point decrease in the rates paid on interest-bearing liabilities.  Notwithstanding the challenging interest rate environment and intense competition in the marketplace, the Company was able to improve its net interest margin by 27 basis points to 2.44% during the three months ended September 30, 2008 compared to 2.17% for the June 30, 2008 quarter.

At September 30, 2008, non-performing assets decreased $2.3 million to $2.4 million from $4.7 million at September 30, 2007 but increased $560,000 from $1.9 million at June 30, 2008. The increase in non-performing assets for the fourth quarter was primarily due to a $582,000 increase in delinquent construction loans. At September 30, 2008, construction loans 90 days delinquent and still accruing because the loans exceeded their contractual maturity amounted to $893,000.  The loans, however, continue to pay in accordance with their terms. At September 30, 2008, the Company’s ratio of non-performing assets to total assets was 0.46% compared to 0.36% and 0.89% at June 30, 2008 and September 30, 2007, respectively.

For the three months and year ended September 30, 2008 as compared to the three months and year ended September 30, 2007, the provision for loan losses increased $140,000 and decreased $79,000, respectively. The 2008  provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets,  the level of net charge-offs during the fiscal 2008 and other factors.  The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 142.7% and 70.9% at September 30, 2008 and September 30, 2007, respectively.

For the three months and year ended September 30, 2007, non-interest income decreased $1.9 million to $(1.3) million and $2.1 million to $923,000, respectively, as compared to the same periods last year.  The significant decline in non-interest income for the quarter and year ended September 30, 2008 as compared to the 2007 periods was due to the $1.9 million impairment charge on three investment securities as previously noted.

Non-interest expense increased $234,000, or 7.5% to $3.3 million for the quarter ended September 30, 2008 as compared to the same period last year.  The increase for the quarter ended September 30, 2008 was primarily due to the inclusion of $304,000 of one-time before-tax severance costs related to the release of the Company’s former chief executive officer and an increase of $90,000 in compensation expense, partially offset by decreases of $32,000 and $50,000 in professional fees and deposit insurance premiums, respectively.  For the year ended September 30, 2008, non-interest expense decreased $242,000, or 1.9%, primarily due to decreases of $204,000, $83,000 and $51,000 in professional fees, debt service expense and expenses related to real estate owned, respectively. Partially offsetting the decreases was the $304,000 one-time severance charge noted above and a $47,000 increase in consultant fees.

The Company recognized income tax benefits of $309,000 and $50,000 for the quarters ended September 30, 2008 and 2007, respectively. The increase in the income tax benefit for the fourth quarter of 2008 was primarily related to the $2.0 million net operating loss for the quarter ended September 30, 2008 compared to the $45,000 net income for the quarter ended September 30, 2007.  Income tax benefits for fiscal 2008 amounted to $271,000 compared to $220,000 for the prior fiscal year.

The Company’s total assets decreased $2.9 million from $524.9 million at September 30, 2007 to $522.0 million at September 30, 2008.  Cash and cash equivalents decreased by $13.6 million to $39.3 million at September 30, 2008 from $52.9 million at September 30, 2007 primarily due to the use of liquid assets to fund purchases of investment and mortgage-related securities available for sale which increased by $21.0 million. Loans receivable decreased by $6.3 million from $292.4 million at September 30, 2007 to $286.1 million at September 30, 2008 primarily as a result of the Company’s experiencing repayments within the commercial real estate loan portfolio.  Deposits decreased $22.8 million, or 6.5%, from $353.7 million at September 30, 2007 to $330.9 million at September 30, 2008 as the Company chose to increase borrowings to fund operations. The decrease in deposits resulted from a $26.4 million, or 14.0%, decrease in certificates of deposit, partially offset by a $3.6 million, or 2.2%, increase in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts) as the Company chose to not increase rates on such liabilities.  In addition, junior subordinated debentures decreased $3.6 million, or 23.7%, to $11.6 million at September 30, 2008 from $15.2 million at September 30, 2007 as a result of the redemption of the remaining $2.0 million outstanding of the Company’s variable-rate junior subordinated debentures and the purchase of $1.5 million of trust preferred securities issued by the Company’s wholly owned capital trust entity. Stockholders' equity decreased $2.4 million to $32.3 million at September 30, 2008 from September 30, 2007 primarily due to the net operating loss of $1.0 million and net increases in unrealized losses on available for sale securities, net of tax, of $1.5 million. Due to the turbulence in the markets, the market values of the Company’s available-for-sale securities declined.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the continuation of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST KEYSTONE FINANCIAL, INC.
SELECTED OPERATIONS DATA
(In thousands except per share data)
(Unaudited)
	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
Net interest income	$2,838	$2,571	$10,401	$10,156
Provision for loan losses	240	100	296	375
Non-interest income (loss)	(1,250)	687	923	3,013
Non-interest expense	3,347	3,113	12,307	12,549
Income (loss) before income tax benefits	(1,999)	45	(1,279)	245
Income tax benefits	309	50	271	220
Net income (loss)	$(1,690)	$95	$(1,008)	$465
Basic earnings (loss) per share	$(0.73)	$0.04	$(0.43)	$0.21
Diluted earnings (loss) per share	(0.73)	0.04	(0.43)	0.21
Dividends per share	--	--	--	--
Number of shares outstanding at end of period	2,432,998	2,432,998	2,432,998	2,432,998
Weighted average basic shares outstanding	2,321,416	2,312,635	2,318,166	2,228,400
Weighted average diluted shares outstanding	2,321,416	2,319,514	2,318,246	2,241,779

FIRST KEYSTONE FINANCIAL, INC.
SELECTED FINANCIAL DATA
(In thousands except per share data)
(Unaudited)

	September 30,	September 30,
	2008	2007
Total assets	$522,056	$524,881
Loans receivable, net	286,106	292,418
Investment and mortgage-related securities available for sale	129,522	108,462
Investment and mortgage-related securities held to maturity	28,614	34,550
Cash and cash equivalents	39,320	52,935
Deposits	330,864	353,708
Borrowings	141,159	115,384
Junior subordinated debt	11,639	15,264
Loan loss allowance	3,453	3,322
Total stockholders' equity	32,296	34,694
Book value per share	$13.27	$14.26

FIRST KEYSTONE FINANCIAL, INC.
OTHER SELECTED DATA
(Unaudited)

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2008	2007	2008	2007
Return on average assets (1)	(1.35)%	0.08%	(0.20)%	0.09%
Return on average equity (1)	(20.48)	1.11	(2.89)	1.40
Interest rate spread (1)	2.41	2.18	2.16	2.11
Net interest margin (1)	2.44	2.23	2.22	2.15
Interest-earning assets/interest-bearing liabilities	100.81	101.23	101.58	101.05
Operating expenses to average assets (1)	2.67	2.50	2.44	2.47
Ratio of non-performing assets to total assets at end of period	0.46	0.89	0.46	0.89
Ratio of allowance for loan losses to gross loans receivable at end of period	1.19	1.12	1.19	1.12
Ratio of loan loss allowance to non-performing loans at end of period	142.67	70.91	142.67	70.91

_____________

(1)	Annualized for quarterly periods.

CONTACT:       Donald S. Guthrie, Chairman and Interim Chief Executive Officer
            Hugh Garchinsky, Chief Financial Officer
                           (610) 565-6210